Exhibit 5.1

December 1, 2004

Warren Resources, Inc.
489 Fifth Avenue, 32nd Floor
New York, New York 10017

Re:	Warren Resources, Inc. Registration Statement on Form S-1 File No. 333-118535

Ladies and Gentlemen:

     We have acted as special counsel to Warren Resources, Inc., a Maryland corporation (the “Corporation”) in connection with a Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-118535) filed by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), pertaining to the registration of $70 million of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) being offered by the Corporation or such additional amount of Common Stock as may be registered in connection with this offering and pursuant to an abbreviated registration statement filed pursuant to Rule 462(b) under the Securities Act.

     We have examined such documents and records as we deemed appropriate, including the following:

(i)	The Corporation’s Articles of Incorporation, as amended.

(ii)	The Corporation’s Bylaws.

(iii)	Resolutions duly adopted by the Board of Directors of the Corporation authorizing the filing of the Registration Statement.

     In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties.

Warren Resources, Inc.
December 1, 2004

     Based upon the foregoing, we are of the opinion that the shares of Common Stock issuable pursuant to the Registration Statement have been duly authorized for issuance, and upon issuance and delivery in accordance with the Registration Statement, subject to effectiveness of the Registration Statement and compliance with applicable state securities laws, will be validly issued by the Corporation, fully paid and nonassessable.

     We express no opinion as to the laws of any jurisdiction other than the State of Maryland and the federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion in any abbreviated registration statement, in connection with the offering covered by the Registration Statement, filed pursuant to Rule 462(b) under the Securities Act and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein.

Very truly yours,

/s/ Patton Boggs LLP